FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS THIRD QUARTER 2005 RESULTS

PROVO, Utah — Oct. 27, 2005 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported third-quarter revenue of $290.8 million, a 3 percent improvement over the third quarter of 2004. Net income was $17.7 million and earnings per share were $0.25, compared to net income of $20.9 million and earnings per share of $0.29 for the same period in 2004. Revenue for the quarter was positively impacted 1 percent by foreign currency fluctuations.

For the nine months ended Sept. 30, 2005, revenue increased 7 percent over prior-year results to a record-level $890.2 million, while net income improved to $58.3 million, compared to $55.7 million in the prior year. Earnings per share for the first nine months of 2005 improved 7 percent to $0.82. Revenue in the first nine months of the year was positively impacted 2 percent by foreign currency fluctuations.

“As previously announced, the third quarter was negatively impacted by a slowdown in Mainland China and by the timing of our global distributor convention the first week of October, which we believe contributed to a softer-than-anticipated close in September,” said President and Chief Executive Officer Truman Hunt. “At our distributor convention, we launched new products and initiatives that will be introduced in the United States during the fourth quarter and globally beginning in 2006. We are optimistic that our business will be positively impacted by the introduction of the second-generation Pharmanex BioPhotonic Scanner and by new products in each of our categories, as well as by continued growth in our subscription customer base.”

Regional Results

North Asia. Third-quarter revenue in North Asia was $160.4 million, up 3 percent compared to the same period in 2004. Local currency revenue in Japan was even, while South Korea experienced

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impressive year-over-year revenue growth of 18 percent. The executive and active distributor counts in the region increased 2 and 8 percent, respectively, compared to prior-year results.

Greater China. Third-quarter revenue in Greater China was $58.0 million, compared to $60.3 million for the same quarter in 2004. During the third quarter, sales in Mainland China decreased 10 percent to $24.0 million. Taiwan posted a 6 percent year-over-year local currency revenue increase, while Hong Kong revenue was down 15 percent in local currency, due to sales at a Greater China convention hosted there during the prior-year period. The executive distributor count was down 18 percent and the number of active distributors declined 15 percent, compared to the third quarter of 2004, as a result of business softening in Mainland China.

North America. Revenue in North America was $36.4 million, compared to $36.1 million in the third quarter of 2004, with growth of 1 percent in the United States. The number of executive and active distributors in North America increased 7 and 2 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific was up 9 percent in the third quarter to $22.6 million. Revenue in the region benefited from the August opening of Indonesia, which posted sales of $1.8 million during the quarter. The third-quarter executive count remained even while active distributors increased 16 percent, compared to the same period in 2004.

Other Markets. Revenue from the company’s other markets was up 37 percent to $13.3 million in the third quarter, with continued strong growth in Europe and Latin America. The number of executive and active distributors in these markets increased 44 and 53 percent, respectively, compared to the third quarter of 2004.

Division Results

Pharmanex.     Nutrition revenue increased to $165.2 million, a 13 percent improvement over the prior-year period. Pharmanex revenue was positively impacted by Mainland China’s launch of nutrition products earlier this year and by a continued focus on retention programs and initiatives surrounding the Scanner.

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Nu Skin. Third-quarter personal care revenue was $116.7 million, down 11 percent compared to prior-year results. The decline was largely due to a revenue shift in Mainland China, with many sales representatives focusing on Pharmanex products.

Big Planet. Revenue for the quarter reached $8.9 million, up significantly from $5.6 million in the third quarter of 2004. This increase resulted from growth in Photomax™ digital imaging revenue in the United States and from an updated water filtration system launched in Japan.

Operational Performance

The company’s gross margin was 82.3 percent, a decrease of 90 basis points compared to prior-year results. The year-over-year decline was due largely to increased amortization associated with the Scanner program. Selling expenses as a percent of sales improved 130 basis points to 41.7 percent. This year-over-year improvement can be attributed to lower revenue and to compensation plan adjustments in Mainland China in the current quarter, as well as short-term sales incentives paid in Japan in the prior year. Third-quarter general and administrative expenses as a percent of revenue were 30.3 percent, compared to 28.3 percent in the prior year. The increase in expenses can be attributed to continued investment in China, the opening of Indonesia during the quarter and amortization associated with the Scanner. The company’s third-quarter operating margin was 10.3 percent.

The company posted a $1.6 million loss in other income in the quarter, due primarily to interest expense. The company’s cash position at the end of the quarter was $152.8 million, with $16.1 million of cash flow from operations, $6.3 million in dividends and $7.6 million in stock repurchases during the quarter.

Outlook

“Our key drivers for upcoming quarters include the enhanced BioPhotonic Scanner, the introduction of the Nu Skin ProDerm skin analysis tool, the opening of Russia during the first half of 2006, continued growth of Photomax services, and the launch of innovative new products we announced at our global distributor convention,” Hunt said.

“After the direct selling regulations in China become effective December 1, we look forward to applying for a direct selling license, which we anticipate receiving in the first half of 2006. Our intention is to complement our retail-based business in China with a direct selling business that will enable us to

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engage independent distributors. We are also encouraged by progress we’ve made in the important direct selling markets of Europe and Latin America, which will add to our geographic diversity as these markets continue to grow,” Hunt concluded.

“Assuming a yen exchange rate of 114 to the U.S. dollar, compared to a rate of 106 in the prior-year period, we project fourth-quarter revenue of $300 to $305 million and earnings per share of $0.23 to $0.25,” said Chief Financial Officer Ritch Wood. “These results would yield annual revenue of $1.190 billion to $1.195 billion and 2005 earnings per share of $1.05 to $1.07. We will provide detailed 2006 financial guidance during our Investor Day presentation in New York City on November 30.”

The company’s management will host a webcast with investors on Oct. 27, 2005, at 1 p.m. (EDT). Those wishing to access the webcast can visit the Investor Relations Web page on Nu Skin Enterprises’ Web site, www.nuskinenterprises.com. The archive of the webcast will be available at this same URL through Nov. 11, 2005.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 41 markets throughout Asia, the Americas, and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand and technology products and services under the Big Planet® brand. Nu Skin, Pharmanex, and Big Planet are registered trademarks of the company and its affiliates.

Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) our expectations regarding the positive impact of certain strategic initiatives and of recently published direct selling regulations in China; and (ii) revenue and earnings per share projections for the company for the fourth quarter and year of 2005. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (b) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the

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company’s current business model there, or that the company is unable to obtain a direct selling license under these regulations; (c) any failure of current or planned initiatives or products, including, among others, the introduction of the second-generation Scanner and the Nu Skin® ProDerm™ skin analysis tool, the expansion of the Photomax™ digital imaging service and the commencement of operations in new markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (d) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (e) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market; (f) regulatory uncertainty surrounding the introduction of the Nu Skin® ProDerm™ skin analysis tool, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of this tool and on claims that may be made in connection with its use; (g) risks that could adversely impact the company’s operations or financial results in its markets, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive-level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (h) adverse publicity related to the company’s business, products or industry; (i) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (j) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 15, 2005. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Third Quarters Ended September 30, 2005 and 2004
(in thousands, except per share amounts)

	2005	2004

Revenue:
North Asia	$ 160,442	$ 156,448
Greater China	57,992	60,303
North America	36,393	36,123
South Asia/Pacific	22,642	20,729
Other Markets	13,322	9,710
Total revenue	290,791	283,313

Cost of sales	51,532	47,641
Gross profit	239,259	235,672

Operating expenses:
Selling expenses	121,136	121,824
General and administrative expenses	88,114	80,200
Total operating expenses	209,250	202,024

Operating income	30,009	33,648

Other income (expense), net	(1,633)	(464)
Income before provision for income taxes	28,376	33,184
Provision for income taxes	10,629	12,278

Net income	$ 17,747	$ 20,906

Net income per share:
Basic	$ 0.25	$ 0.30
Diluted	$ 0.25	$ 0.29

Weighted average number of shares outstanding:
Basic	70,257	70,511
Diluted	71,632	72,554

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Nine Months Ended September 30, 2005 and 2004
(in thousands, except per share amounts)

	2005	2004

Revenue:
North Asia	$ 492,452	$ 466,048
Greater China	181,196	167,045
North America	111,632	109,731
South Asia/Pacific	64,934	60,816
Other Markets	39,985	27,902
Total revenue	890,199	831,542

Cost of sales	155,115	139,070
Gross profit	735,084	692,472

Operating expenses:
Selling expenses	374,071	355,804
General and administrative expenses	265,207	244,216
Total operating expenses	639,278	600,020

Operating income	95,806	92,452

Other income (expense), net	(3,461)	(4,031)
Income before provision for income taxes	92,345	88,421
Provision for income taxes	34,082	32,716

Net income	$ 58,263	$ 55,705

Net income per share:
Basic	$ 0.83	$ 0.78
Diluted	$ 0.82	$ 0.76

Weighted average number of shares outstanding:
Basic	69,989	71,081
Diluted	71,475	73,089

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NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$ 152,814	$ 109,865
Current investments	—	10,230
Accounts receivable	16,605	16,057
Inventories, net	104,009	87,474
Prepaid expenses and other	38,406	44,723
	311,834	268,349

Property and equipment, net	81,951	76,511
Goodwill	112,446	112,446
Other intangible assets, net	92,561	79,005
Other assets	75,746	73,426
Total assets	$ 674,538	$ 609,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 18,555	$ 25,182
Accrued expenses	103,954	107,226
Current portion of long-term debt	27,215	18,540
	149,724	150,948

Long-term debt	138,559	132,701
Other liabilities	33,584	29,855
Total liabilities	321,867	313,504

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	182,209	165,177
Treasury stock, at cost	(279,049)	(273,721)
Accumulated other comprehensive loss	(66,011)	(71,606)
Retained earnings	517,243	477,912
Deferred compensation	(1,812)	(1,620)
	352,671	296,233
Total liabilities and stockholders' equity	$ 674,538	$ 609,737

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NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of September 30, 2005		As of September 30, 2004		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	339,000	16,061	315,000	15,711	7.6%	2.2%
Greater China	220,000	7,036	258,000	8,548	(14.7%)	(17.7%)
North America	136,000	3,342	133,000	3,134	2.3%	6.6%
South Asia/Pacific	85,000	2,165	73,000	2,174	16.4%	(0.4%)
Other Markets	55,000	1,667	36,000	1,161	52.8%	43.6%

Total	835,000	30,271	815,000	30,728	2.5%	(1.5%)

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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